Exhibit 99.1

news release
CONTACT:
Patrick C. Lee
(859) 392-3444
patrick.lee@omnicare.com

OMNICARE REPORTS FOURTH-QUARTER AND
FULL-YEAR 2010 FINANCIAL RESULTS

•	Revenue Increase of 1.2% in the Fourth Quarter
•	Quarterly Cash Flows from Continuing Operations Improved to Approximately $100 Million
•	Adjusted EBITDA from Continuing Operations Up 4.4% Sequentially in Fourth Quarter to $146.9 Million
•	Fourth-Quarter Adjusted Income from Continuing Operations Per Share of $0.51
•	Company Provides 2011 Financial Outlook

COVINGTON, Ky., February 24, 2011 – Omnicare, Inc. (NYSE:OCR) reported today financial results for its fourth quarter and full year ended December 31, 2010.

“We are pleased to have completed the year on a positive note,” said John Figueroa, Omnicare’s Chief Executive Officer. “Our organization underwent a tremendous amount of change during 2010, and it is very encouraging to see the way our company has converged and embraced becoming a stronger operations-driven company.”

Fourth-Quarter Results

Prior Year Comparison

Financial results from continuing operations for the quarter ended December 31, 2010, as compared with the same prior-year period, were as follows:

•	Net sales were $1,558.4 million as compared with $1,539.7 million
•	GAAP income / (loss) from continuing operations per share was $(0.52) versus $0.69
•	Adjusted income from continuing operations (see discussion below and attached supplemental information) per share was $0.51 versus $0.74

Cash flows from continuing operations for the quarter ended December 31, 2010 was $99.8 million versus $51.3 million in the comparable prior-year quarter.  Included in the fourth quarter of 2009 was a litigation-related settlement payment of $63.0 million.

Earnings (loss) before interest, income taxes, depreciation and amortization (EBITDA) from continuing operations for the fourth quarter of 2010, excluding the special items discussed below, was $146.9 million versus $168.5 million in the fourth quarter of 2009.

Sequential Comparison (Excluding Special Items)

Compared to the third quarter of 2010, financial results in the fourth quarter of 2010 were as follows:

•	Net sales were $1,558.4 million as compared with $1,544.4 million
•	Adjusted EBITDA from continuing operations was $146.9 million compared to $140.7 million

“During the fourth quarter, we experienced further improvement in script volumes, with prescriptions dispensed up over 2% sequentially,” said Mr. Figueroa.  “Utilization remained stable, and we made further progress in improving customer satisfaction levels, as reflected in the 30 basis-point increase to our customer retention rate.  This volume growth, combined with continued favorable developments in the pharmaceutical market, enabled us to expand adjusted EBITDA margins while making initial investments as part of our strategic repositioning for growth.”

Financial Position

The Company concluded the fourth quarter of 2010 with no borrowings outstanding on its revolving credit facility and $496.5 million in cash on its balance sheet.  Omnicare’s total debt to total capital of 35.6% at December 31, 2010, was up approximately 40 basis points from 35.2% at December 31, 2009, reflecting the Company’s capital restructuring initiatives completed during 2010.

With respect to its share repurchase program, the Company repurchased a total of approximately 0.8 million shares of common stock during the quarter for an aggregate amount of $18.2 million.  As of December 31, 2010, Omnicare had $99.1 million of availability under its current share repurchase authorization.

To facilitate comparisons and to enhance the understanding of core operating performance, the discussion which follows includes financial measures that are adjusted from the comparable amount under GAAP to exclude the impact of the special items discussed elsewhere herein, and to present results on a continuing operations basis.  For a detailed presentation of reconciling items and related definitions and components, please refer to the attached schedules or to reconciliation schedules posted at the Investor Relations section of Omnicare’s Web site at http://ir.omnicare.com.  Additionally, the Company will make supplemental slides available in the same section on its Web site today that will include the number of scripts dispensed, beds served, and other information relevant to Omnicare’s operations.

Pharmacy Services Business

Omnicare's pharmacy services business generated sales of $1,532.7 million for the fourth quarter of 2010 as compared with sales of $1,505.4 million reported in the fourth quarter of 2009.  This quarter-over-quarter sales increase was primarily attributable to the effects of branded drug price inflation and growth in the Company’s specialty pharmacy business.  These factors were partially offset by the impact of lower long-term care pharmacy prescription volumes largely due to a reduction in census at client facilities, reduced utilization for certain drugs and a lower average number of net beds served, along with a shift in mix toward assisted living, which typically has lower penetration rates; increased availability and utilization of generic drugs; and reductions in reimbursement.

Adjusted operating profit in Omnicare’s pharmacy services business was $141.0 million in the fourth quarter of 2010 as compared with the $160.5 million earned in the same 2009 quarter.  This lower quarter-over-quarter operating profit in the fourth quarter of 2010 was due largely to certain of the aforementioned items that had an unfavorable impact on net sales, primarily the reductions in prescription volumes and reimbursement, as well as increased labor costs.  These factors were partially offset by the increased availability and utilization of higher margin generic drugs, the favorable effect of drug price inflation, and the Company’s cost reduction and productivity improvement initiatives.

CRO Business

The Company's contract research business (“CRO”) generated revenues of $25.7 million for the fourth quarter of 2010 as compared with the $34.3 million in revenues generated in the same prior-year quarter.  The CRO business generated an adjusted operating loss for the 2010 fourth quarter of $(2.3) million versus an adjusted operating profit of $0.4 million in the same prior-year period.  Backlog at December 31, 2010 was $159.8 million.

Full-Year Results

Financial results from continuing operations for the year ended December 31, 2010, as compared with the same prior-year period, were as follows:

•	Net sales were $6,146.2 million as compared with $6,166.2 million
•	GAAP income / (loss) from continuing operations per share was $(0.74) as compared with $2.00
•
Adjusted income from continuing operations (see discussion below and attached supplemental information) per share was $2.10 as compared with $2.78 (2009 results were favorably impacted by a 30.8% effective tax rate, which was 450 basis points lower than the 35.3% effective tax rate for 2010)

EBITDA from continuing operations for the full-year 2010, excluding the impact of special items, was $594.0 million versus $689.0 million in the previous year.

Operating cash flow from continuing operations for the full-year 2010 totaled $369.3 million, which includes settlement payments, separation-related payments, and tender premium payments, aggregating approximately $74 million.  Operating cash flows from continuing operations for the full-year 2009 was $482.3 million, net of the aforementioned $63 million settlement payment.

Special Items

The results for the fourth quarter of 2010 and 2009 include the impact of special items totaling approximately $171.4 million pretax ($118.0 million aftertax, or approximately $1.03 per share) and $17.2 million pretax ($5.2 million aftertax, or approximately $0.04 per diluted share), respectively.

Results for the full-years 2010 and 2009 include special items totaling $451.1 million pretax ($329.6 million aftertax, or approximately $2.83 per share) and $140.5 million pretax ($92.6 million aftertax, or approximately $0.79 per share), respectively.

The special items have been described in further detail in the “Footnotes and Definitions to Financial Information” section elsewhere herein.

Outlook

For the full-year 2011, Omnicare expects the following:

•	Revenues of $6.0 billion to $6.1 billion
•	Income per diluted share from continuing operations of $2.05 to $2.15 (excluding special items)
•	Cash flow from continuing operations of $375 million to $425 million

“Our expectations consider the investments required to return the company to a long-term growth trajectory," said John L. Workman, President and Chief Financial Officer of Omnicare.  "We believe our business will progressively benefit from these investments as the year develops."

“In 2011, we will look to expand upon our recent initiatives focused on further improving our service delivery model and enhancing the customer experience," said Mr. Figueroa.  “We believe these operating improvements to our industry-leading long-term care business, coupled with the continued emergence of our specialty care business and the favorable pharmaceutical market dynamics, provide the company with an attractive platform for growth."

Webcast Today

Omnicare will hold a conference call to discuss its fourth-quarter and full-year 2010 financial results today, Thursday, February 24, at 9:00 a.m. ET.  A live webcast of the conference call and supplemental slides will be accessible from the Investor Relations section of Omnicare's Web site at http://ir.omnicare.com.  An archived replay will be made available on the Web site following the conclusion of the conference call.

About Omnicare

Omnicare, Inc., a Fortune 500 company based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly.  Omnicare serves residents in long-term care facilities, chronic care and other settings comprising approximately 1.4 million beds in 47 states, the District of Columbia and Canada.  Omnicare is the largest U.S. provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers as well as for hospice patients in homecare and other settings.  Omnicare's pharmacy services also include specialty pharmacy operations and a wide range of support services for specialty pharmaceuticals.  Omnicare offers clinical research services for the pharmaceutical and biotechnology industries in 32 countries worldwide.  For more information, visit the Company's Web site at www.omnicare.com.

Forward-Looking Statements

In addition to historical information, this press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact.  Such forward-looking statements, together with other statements that are not historical, are based on management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated.  The most significant of these risks and uncertainties are described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to:  overall economic, financial, political and business conditions; trends in the long-term healthcare, pharmaceutical and contract research industries; the ability to attract new clients and service contracts and retain existing clients and service contracts; the ability to consummate pending acquisitions; trends for the continued growth of the Company’s businesses; trends in drug pricing; delays and reductions in reimbursement by the government and other payors to customers and to the Company; the overall financial condition of the Company’s customers and the ability of the Company to assess and react to such financial condition of its customers; the ability of vendors and business partners to continue to provide products and services to the Company; the continued successful integration of acquired companies; the continued availability of suitable acquisition candidates; the ability to attract and retain needed management; competition for qualified staff in the healthcare industry; variations in demand for the Company’s products and services; variations in costs or expenses; the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the ability of clinical research projects to produce revenues in future periods; the potential impact of legislation, government regulations, and other government action and/or executive orders, including those relating to Medicare Part D, including its implementing regulations and any subregulatory guidance, reimbursement and drug pricing policies and changes in the interpretation and application of such policies, including changes in the calculation of average wholesale price; government budgetary pressures and shifting priorities; federal and state budget shortfalls; efforts by payors to control costs; changes to or termination of the Company’s contracts with Medicare Part D plan sponsors or to the proportion of the Company’s Part D business covered by specific contracts; the outcome of disputes and litigation; potential liability for losses not covered by, or in excess of, insurance; the impact of executive separations; the impact of benefit plan terminations; the impact of differences in actuarial assumptions and estimates as compared to eventual outcomes; events or circumstances which result in an impairment of assets, including but not limited to, goodwill and identifiable intangible assets; the final outcome of divestiture activities; market conditions; the outcome of audit, compliance, administrative, regulatory or investigatory reviews; volatility in the market for the Company’s stock and in the financial markets generally; access to adequate capital and financing; changes in international economic and political conditions and currency fluctuations between the U.S. dollar and other currencies; changes in tax laws and regulations; changes in accounting rules and standards; and costs to comply with the Company’s Corporate Integrity Agreements.  Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Except as otherwise required by law, the Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###

Omnicare, Inc. and Subsidiary Companies
Summary Consolidated Statements of Income, GAAP Basis
(000s, except per share amounts)
Unaudited

	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009

Net sales	$1,558,412	$1,544,445	$1,539,696	$6,146,212	$6,166,209
Cost of sales	1,215,040	1,201,472	1,171,042	4,772,189	4,671,206
Gross profit	343,372	342,973	368,654	1,374,023	1,495,003
Selling, general and administrative expenses	198,282	201,877	197,326	790,831	816,107
Provision for doubtful accounts	71,519	22,751	22,136	137,307	93,215
Restructuring and other related charges	11,076	4,332	10,060	27,927	29,155
Settlement, litigation and other related charges	42,111	36,731	5,688	113,709	77,449
Goodwill and other asset impairment charges	22,884	90,628	-	113,512	-
Separation, benefit plan termination and related costs	-	64,760	-	64,760	-
Other miscellaneous charges	35,577	4,687	531	44,320	8,535
Operating income (loss)	(38,077)	(82,793)	132,913	81,657	470,542
Investment income	2,745	4,096	5,029	9,610	9,670
Interest expense	(36,424)	(30,978)	(29,246)	(135,722)	(119,896)
Amortization of discount on convertible notes	(7,117)	(7,615)	(7,194)	(29,536)	(27,977)
Income (loss) from continuing operations before income taxes	(78,873)	(117,290)	101,502	(73,991)	332,339
Income tax expense (benefit)	(19,028)	(15,644)	19,654	11,799	97,523
Income (loss) from continuing operations	(59,845)	(101,646)	81,848	(85,790)	234,816
Loss from discontinued operations	(5,449)	(1,620)	(2,053)	(20,319)	(22,893)
Net income (loss)	$(65,294)	$(103,266)	$79,795	$(106,109)	$211,923

Earnings (loss) per common share - Basic:
Continuing operations	$(0.52)	$(0.88)	$0.70	$(0.74)	$2.01
Discontinued operations	(0.05)	(0.01)	(0.02)	(0.17)	(0.20)
Net income	$(0.57)	$(0.89)	$0.68	$(0.91)	$1.81

Earnings (loss) per common share - Diluted:
Continuing operations	$(0.52)	$(0.88)	$0.69	$(0.74)	$2.00
Discontinued operations	(0.05)	(0.01)	(0.02)	(0.17)	(0.19)
Net income	$(0.57)	$(0.89)	$0.68	$(0.91)	$1.80

Weighted average number of common shares outstanding:
Basic	114,685	115,554	117,462	116,348	117,094
Diluted	114,685	115,554	117,980	116,348	117,777

The footnotes and definitions presented at the separate "Footnotes and Definitions to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
(000s)
Unaudited
Condensed Consolidated Balance Sheets Information, GAAP Basis:

	December 31,
	2010	2009
Assets:
Cash and cash equivalents, including restricted cash	$496,506	$290,973
Accounts receivable, net	1,033,282	1,208,595
Inventories	418,968	368,477
Total current assets	2,457,796	2,219,607
Properties and equipment	208,298	208,969
Goodwill	4,264,058	4,273,695
Total noncurrent assets	4,905,617	5,104,497
Total assets	7,363,413	7,324,104

Liabilities and Stockholders Equity:
Total current liabilities	594,651	620,049
Long-term debt, notes and convertible debentures	2,106,758	1,980,239
Total noncurrent liabilities	2,952,818	2,828,062
Total liabilities	3,547,469	3,448,111
Stockholders' equity	3,815,944	3,875,993
Total liabilities and stockholders' equity	7,363,413	7,324,104

Condensed Consolidated Statement of Cash Flows Information, GAAP Basis:	Three months ended	Year ended
	December 31, 2010	December 31, 2010
Cash flows from operating activities:
Net income	$(65,294)	$(106,109)
Loss from discontinued operations	5,449	20,319
Adjustments to reconcile net income to net cash
flows from operating activities	159,599	455,098
Net cash flows from operating activities of continuing operations	99,754	369,308
Net cash flows (used in) from operating activities of discontinued operations	(1,847)	(693)
Net cash flows from operating activities	97,907	368,615

Cash flows from investing activities:
Net cash flows used in investing activities of continuing operations	(6,346)	(125,910)
Net cash flows used in investing activities of discontinued operations	(59)	(142)
Net cash flows used in investing activities	(6,405)	(126,052)

Cash flows from financing activities:
Net cash flows from (used in) financing activities of continuing operations	50,508	(18,652)

Effect of exchange rate changes on cash	(686)	(5,968)

Net increase in cash and cash equivalents	141,324	217,943
Less decrease in cash and cash equivalents of discontinued operations	(1,906)	(835)
Increase in cash and cash equivalents of continuing operations	$143,230	$218,778

The footnotes and definitions presented at the separate "Footnotes and Definitions to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Reconciliation Statement and Definitions, Non-GAAP Basis (a)
(000s, except per share amounts)
Unaudited

	Three months ended		Year ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009
Adjusted earnings per share ("EPS"):
Diluted earnings (loss) per share from continuing operations	$(0.52)	$0.69	$(0.74)	$2.00
Special items: (a)
Settlement, litigation and other related charges	0.33	(0.02)	0.73	0.46
Restructuring and other related charges	0.06	0.05	0.15	0.15
Goodwill and other asset impairment charges	0.12	-	0.90	-
Separation, benefit plan termination and related costs	-	-	0.35	-
Amortization of discount on convertible notes	0.04	0.04	0.16	0.15
Debt redemption loss and costs	0.17	-	0.22	-
Other miscellaneous charges, net	0.31	(0.03)	0.32	0.03
Total - Special items	1.03	0.04	2.83	0.79
Adjusted diluted earnings per share from continuing operations	$0.51	$0.74	$2.10	$2.78
Diluted (loss) per share from discontinued operations	(0.05)	(0.02)	(0.17)	(0.19)
Adjusted diluted earnings per share	$0.46	$0.72	$1.92	$2.59

Adjusted earnings before interest, income taxes, depreciation and amortization ("EBITDA") from continuing operations:
EBIT from continuing operations	$(38,077)	$132,913	$81,657	$470,542
Depreciation and amortization expense	32,652	34,219	152,437	139,576
Amortization of discount on convertible notes	(7,117)	(7,194)	(29,536)	(27,977)
EBITDA from continuing operations	(12,542)	159,938	204,558	582,141
Special items	159,479	8,569	389,455	106,864
Adjusted EBITDA from continuing operations	$146,937	$168,507	$594,013	$689,005

EBITDA from continuing operations to net cash flows from operating activities:
EBITDA from continuing operations	$(12,542)	$159,938	$204,558	$582,141
(Subtract)/Add:
Interest expense, net of investment income	(33,679)	(24,217)	(126,112)	(110,226)
Income tax provision	19,028	(19,654)	(11,799)	(97,523)
Write-off of debt issuance costs	4,576	-	6,636	-
Debt redemption tender offer premium	-	-	(7,591)	-
Goodwill and other asset impairment charges	22,884	-	113,512	-
Benefit plan termination and related costs	-	-	25,187	-
Loss on debt extinguishment	25,552	-	25,552	-
Changes in assets and liabilities, net of effects from
acquisition and divestiture of businesses	73,935	(64,751)	139,365	107,957
Net cash flows from operating activities of continuing operations	99,754	51,316	369,308	482,349
Net cash flows (used in) from operating activities of discontinued operations	(1,847)	877	(693)	1,445
Net cash flows from operating activities	$97,907	$52,193	$368,615	$483,794

Segment Reconciliations - Pharmacy Services:
Adjusted EBIT - Pharmacy Services:
EBIT from continuing operations	$22,815	$158,949	$381,274	$568,502
Special items	118,221	1,555	199,711	93,962
Adjusted EBIT from continuing operations - Pharmacy Services	$141,036	$160,504	$580,985	$662,464
Segment Reconciliations - CRO Services:
Adjusted EBIT - CRO Services:
EBIT	$(6,519)	$(5,578)	$(109,895)	$(3,578)
Special items	4,240	6,014	101,390	9,341
Adjusted EBIT - CRO Services	$(2,279)	$436	$(8,505)	$5,763

The footnotes and definitions presented at the separate "Footnotes and Definitions to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Footnotes and Definitions to Financial Information
(000s, except per share amounts and unless otherwise stated)
Unaudited

Footnotes:
Non-GAAP Information:
Omnicare management believes that presenting certain non-GAAP financial measures, which exclude items not considered part of the core operating results of the Company and certain non-cash charges, enhances investors’ understanding of how management assesses the performance of the Company’s business.  Management uses non-GAAP measures for budgeting purposes, measuring actual results, allocating resources and in determining employee incentive compensation.  Omnicare’s method of calculating non-GAAP financial results may differ from those used by other companies and, therefore, comparability may be limited.

(a)
Financial results from continuing operations included special item charges of approximately $171 million and $451 million in the three months and year ended December 31, 2010, respectively, and approximately $17 million and $140 million in the three months and year ended December 31, 2009, respectively.  Additional information regarding the special item charges follow:

(i).
Operating income includes settlement, litigation and other related charges (including related professional expenses) for resolution of certain regulatory matters with various states and regulatory agencies, as well as costs associated with certain large customer disputes, settlement of the investigation by the United States Attorney’s Office, District of Massachusetts, and purported class and derivative actions against the Company.  Additionally, Omnicare has made, and will continue to make, disclosures to the applicable governmental agencies of amounts, if any, determined to represent over-payments from the respective programs and, where applicable, those amounts, as well as any amounts relating to certain inspections, audits, inquiries and investigations activity are included in the pretax items recognized.

(ii).	Operating income includes restructuring and other related charges described as follows:
i.
Approximately $8 million and $25 million for the three months and year ended December 31, 2010, respectively, in connection with the "Omnicare Full Potential" Plan.  These costs totaled approximately $10 million and $29 million, respectively, for the three months and year ended December 31, 2009.

ii.
In the fourth quarter of  2010, the Company initiated a “Company-wide Reorganization” Program, including a reshaping of the organization with the objective of deploying resources closer to the customers, allowing Omnicare to become more responsive to customer needs, better leveraging the Omnicare platform and better positioning the Company for potential growth.  In implementing these initiatives, the Company recorded charges of approximately $3 million in the three months and year ended December 31, 2010.

(iii).
As of September 30, 2010, the fair value of the CRO Services reporting unit no longer supported the goodwill recorded on the Company’s balance sheet.  Accordingly, a goodwill impairment charge of approximately $91 million was recorded to write off the goodwill in this segment.  In the three months and year ended December 31, 2010, the Company also recorded a charge of approximately $13 million for an impairment of a trade name intangible asset based on the results of the Company’s annual assessment, as well as an other asset impairment charge of approximately $10 million in the three months and year ended December 31, 2010 primarily to write-off software assets that were abandoned.

(iv).	Operating income for the year ended December 31, 2010 included separation, benefit plan termination and related costs of approximately $65 million, which was comprised of the following:
i.
A charge of approximately $40 million in the year ended December 31, 2010 for separation costs with three former Omnicare executives.  These amounts primarily relate to the accelerated vesting of restricted stock awards, stock options, severance, interest, and employer payroll taxes on these items.

ii.
On September 30, 2010, the Company terminated the defined benefit portion of its Excess Benefit Plan.  As a result of the Plan termination, the Company recognized a one-time charge to expense of approximately $25 million for benefit plan termination and related costs in the year ended December 31, 2010.

(v).
The provision for doubtful accounts includes an incremental charge taken in the fourth quarter of 2010 relating to the Company’s Senior Management team taking a different strategic approach for the resolution of past due accounts which are disputed and/or currently in litigation.

(vi).
Financial results from continuing operations for the three months and year ended December 31, 2010 and 2009 included the following special item charges which are included in the cost of sales, other miscellaneous charges, interest expense and investment income captions of the income statement:

i.
For the three months and year ended December 31, 2010, operating income includes a special charge/(credit) of approximately $(0.1) million and $(1.2) million, respectively, for additional costs (net of recoveries) precipitated by the quality control, product recall and fire issues at one of the Company's repackaging locations ("Repack Matters").  For the three months and year ended December 31, 2009, operating income includes a special (credit)/charge of approximately $(6.4) million and $(1.1) million, respectively, for costs (net of recoveries) associated with the Repack Matters.

ii.
Operating income includes charges of approximately $0.7 million and $4.2 million for the three months and year ended December 31, 2010 relating to the accounting for share-based payments, which primarily relates to non-cash stock option expense.  These costs totaled approximately $1.4 million and $5.6 million, respectively, for the three months and year ended December 31, 2009.

iii.
Financial results from continuing operations for the three months and year ended December 31, 2010 includes charges of approximately $31.5 million and $41.6 million, respectively, for debt redemption loss and costs related to the Company’s refinancing transactions.

iv.
Operating income for the three months and year ended December 31 2010 included acquisition and other related costs of approximately $1.3 million and $5.3 million, respectively.  These expenses were primarily related to professional fees and acquisition related restructuring costs for 2010 and 2009 acquisitions, offset by reductions in the Company's original estimate of contingent consideration payable for acquisitions.  The three months and year ended December 31, 2009 included similar expenses/(credits) of approximately $(0.8) million and $1.4 million, respectively.

v.	The three months and year ended December 31, 2010 include a charge of approximately $6.8 million relating to the termination of the Company’s prior aircraft lease.
vi.
In connection with funding the benefit payments to certain former executives in the three months and year ended December 31, 2010, the Company recorded a gain, recorded in investment income, of approximately $0.4 million and $3.6 million, respectively, on rabbi trust assets liquidated to make the payments.

(vii).
The Company recorded non-cash interest expense from the amortization of debt discount on its convertible notes of approximately $7 million and $30 million in the three months and year ended December 31, 2010, respectively.  These costs totaled approximately $7 million and $28 million for the three months and year ended December 31, 2009.

Omnicare, Inc. and Subsidiary Companies
Footnotes and Definitions to Financial Information
(000s, except per share amounts and unless otherwise stated)
Unaudited

Discontinued Operations:
In 2009, the Company commenced activities to divest certain home healthcare and related ancillary businesses (“the disposal group”) that are non-strategic in nature.  The results from operations for all periods presented have been revised to reflect the results of the disposal group as discontinued operations, including certain expenses of the Company related to the divestiture.  For the year ended December 31, 2010 and 2009, the disposal group recorded an impairment charge of approximately $10.3 million and $14.5 million, respectively, to reduce the carrying value of the disposal group to fair value.

Definitions:
GAAP:
Amounts that conform with U.S. Generally Accepted Accounting Principles (“GAAP”).

Non-GAAP:
Amounts that do not conform with U.S. GAAP.

Earnings Per Share:
EPS (basic EPS; special items, net of taxes; adjusted basic EPS; diluted EPS; and adjusted diluted EPS) is reported independently for each amount presented.  Accordingly, the sum of the individual amounts may not necessarily equal the separately calculated amounts for the corresponding period.  Further, the three months ended December 31, 2010 and September 30, 2010, and the year ended December 31, 2010, (loss) per share has been computed using basic weighted average shares outstanding only, as the impact of the Company's potentially dilutive instruments was anti-dilutive during this period, due to the net loss incurred in each of these periods.

EBIT:
EBIT represents earnings before interest expense (net of investment income) and income taxes.

EBITDA:
EBITDA represents earnings before interest expense (net of investment income), income taxes, depreciation and amortization.  Omnicare uses EBITDA primarily as an indicator of the Company’s ability to service its debt, and believes that certain investors find EBITDA to be a useful financial measure for the same purpose.  EBITDA does not represent net cash flows from operating activities, as defined by U.S. GAAP, and should not be considered as a substitute for operating cash flows as a measure of liquidity.  Omnicare’s calculation of EBITDA may differ from the calculation of EBITDA by others.  Certain special items must be added back to (or deducted from) EBITDA and/or Adjusted EBITDA to avoid “double-counting” in the Company’s calculation of EBITDA.